Exhibit 21

Subsidiaries of the Registrant

GenPharm International, Inc., a California Corporation

Medarex Europe B.V., a company incorporated in the Netherlands

Houston Biotechnology Incorporated, a Delaware Corporation

Medarex Belgium, S.A. a company incorporated in Belgium